Exhibit (a)(5)(H)

WEBMD HEALTH CORP.

NOTICE OF ANTICIPATED MAKE WHOLE CHANGE OF CONTROL /

MAKE-WHOLE FUNDAMENTAL CHANGE

2.50% Convertible Notes due 2018

1.50% Convertible Notes due 2020

2.625% Convertible Notes due 2023

CUSIP Nos. 94770V AE2, 94770V AF9, 94770V AJ1, 94770V AK8, 94770V AL6 and 94770V AM4

August 7, 2017

To:	The Bank of New York Mellon Trust Company, N.A.

Reference is hereby made to an indenture, dated as of January 11, 2011 (the “2018 Indenture”), between WebMD Health Corp., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the Company’s 2.50% Convertible Notes due 2018, an indenture (the “2020 Indenture”), dated as of November 26, 2013, between the Company and the Trustee, relating to the Company’s 1.50% Convertible Notes due 2020, and an indenture, dated as of June 1, 2016 (the “2023 Indenture”, and, together with the 2018 Indenture and the 2020 Indenture, the “Indentures” and each, an “Indenture”), between the Company and the Trustee, relating to the Company’s 2.625% Convertible Notes due 2023.  Capitalized terms used but not defined in this notice shall have the meanings ascribed to such terms in the Indentures, as applicable.

The Company hereby delivers to Holders (i) a notice of anticipated Make Whole Change of Control pursuant to Sections 10.05 and 10.12 of the 2018 Indenture, (ii) a notice of anticipated Make-Whole Fundamental Change pursuant to Sections 10.05 and 10.12 of the 2020 Indenture, and (iii) a notice of anticipated Make-Whole Fundamental Change pursuant to Sections 10.05 and 10.12 of the 2023 Indenture (collectively, the “Notices”).  Attached hereto as Exhibit A, Exhibit B and Exhibit C, please find forms of the Notices to the Holders.

The Notices to Holders that were attached to this Notice to Trustee are Exhibits (a)(5)(E), (a)(5)(F) and (a)(5)(G) to the Schedule 14D-9.